PEOPLES BANCORP INC.
First Quarter 2001 Earnings Release


                   PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                         www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE           Contact:Jack Conlon
---------------------           Chief Financial Officer
April 23, 2001                  (740) 373-3155




                 PEOPLES BANCORP ANNOUNCES FIRST QUARTER RESULTS
     ----------------------------------------------------------------------


         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced operating income of $2,708,000, or $0.41 per share, for the first quarter of 2001. This compares to operating income of $2,682,000, or $0.41 per share for the fourth quarter of 2000, and $2,862,000, or $0.43 per share, for the first quarter of 2000. On a cash basis, operating income per share totaled $0.47 for the first quarter of 2001, compared to $0.47 in fourth quarter 2000 and $0.49 for the first quarter of 2000.
         For the three months ended March 31, 2001, operating return on average equity was 12.15% versus 13.62% in the fourth quarter of 2000, and 15.85% for the first three months of 2000. Cash basis operating return on average equity was 17.76% for the three months ended March 31, 2001 compared to 24.93% a year ago and 20.34% in the fourth quarter of 2000. Cash basis earnings exclude the effects of intangible assets and related amortization expenses.
          "The financial services industry's performance has been challenged due to the recent economic slowdown, net interest margin pressures, and other competitive factors," said Robert E. Evans, Peoples' President and CEO. "First quarter results have been impacted by these challenges, but we believe Peoples is positioned for quality earnings going forward. While net profits did not grow in the first quarter like we would have wanted, we performed well in two key performance areas: revenue growth and asset quality."
         Evans continued, "We expect recent interest rate cuts to enhance our profitability going forward. The net interest margin compression that impacted late 2000 results began trending in a positive direction during the latter part of the first quarter of 2001. We will continue to explore new methods to enhance our fee revenue generation through client relationships that serve each client's needs in a professional, speedy manner."
         On January 1, 2001, Peoples adopted Statement of Financial Accounting Standards Number 133 "Accounting for Derivative Instruments and Hedging Instruments" ("SFAS No. 133"), as required, resulting in net losses that affected earnings in the first quarter of 2001. Pre-tax mark-to-market adjustments on interest rate caps totaled $173,000, decreasing net income in the first quarter of 2001 by $112,000, or $0.02 per share. From time to time, management enters into interest rate contracts with unaffiliated financial institutions as a means of managing the risk of changing interest rates. The interest rate contracts, also known as "caps", "floors", or "hedges", are off-balance sheet commitments, and are agreements to receive payments for interest rate differentials between an index rate and a specified rate, computed on notional amounts. Unrealized gains or losses and contribution to net profits from these instruments were immaterial as of and for the year ended December 31, 2000.
         Including the impact of SFAS No. 133 adoption, net income totaled $2,596,000 for the three months ended March 31, 2001, compared to $2,862,000 the same period last year. Earnings per diluted share were $0.39 for the first quarter of 2001 compared to $0.43 a year ago. Cash basis earnings per share for the first quarter of 2001 totaled $0.45 versus $0.49 for the first quarter of 2000.
         "We think our first quarter operating results are better compared to performance in the fourth quarter of 2000, or what we call the linked quarter," said Jack Conlon, Peoples' Chief Financial Officer. "The economic and interest rate environment has significantly changed since March 2000, making comparisons to first quarter 2000 less meaningful in terms of trend indicators. Compared to our linked quarter and considering the challenges we faced in late 2000 and into the first quarter of 2001, specifically the interest rate environment, we are generally pleased with first quarter 2001 results and look forward to enhancements to operating profits in future quarters."
         In addition to the impact of adopting SFAS No. 133, several economic factors, including the declining interest rate environment and the Lower Salem Commercial Bank acquisition in February, resulted in increased stockholders' equity, which contributed to lower ROE in the first quarter of 2001 and is expected to similarly impact future reporting periods. The most significant of these factors was the positive change in the market value of Peoples' investment portfolio that caused an increase in stockholders' equity of approximately $3.7 million since year-end 2000.
         "Due to our asset-liability interest rate position, our net interest revenues are projected to modestly increase due to recent rate cuts," continued Conlon. "However, the corresponding increase in the market value of our investment portfolio has caused ROE enhancements to be quite a challenge in 2001. While ROE is certainly an important performance ratio, it is secondary to our focus on earnings per share."
         Non-interest income totaled $2,201,000 for the first quarter of 2001 compared to $2,129,000 a year ago. Service charges on deposits remain the largest source of non-interest revenues, reaching $810,000 in 2001, up from $752,000 in 2000. Much of the non-interest income growth resulted from increases in investment and insurance commissions, particularly life insurance and annuity sales. Peoples continues to expand its insurance and investment product offerings and penetration in 2001, resulting in increased commission revenues. Compared to last year's first quarter, insurance and investment commission revenues doubled to $321,000 in 2001, an increase of $165,000.
         Electronic banking revenues continue to grow because of increased debit card usage by Peoples' clients. In the first quarter of 2001, electronic banking revenues totaled $319,000 compared to $282,000 the previous year, an increase of $37,000 or 13.1%. For the first quarter of 2001, income from fiduciary activities totaled $614,000 versus $698,000 for the same period a year ago. The declining value of the US stock market in late 2000 and continuing into early 2001 directly impacted the value of assets under management, the primary basis for fiduciary revenues. Despite the current volatility in fees, management believes fiduciary revenues can be a significant contributor to non-interest income in 2001 and beyond.
         Loan growth slowed in the first quarter of 2001 due primarily to general economic conditions. The acquisition of Lower Salem Commercial Bank accounted for loan growth of nearly $16 million in the first quarter of 2001. Most of the acquired loans were real estate and personal loans.
         During the first three months of 2001, Peoples' asset quality improved, as reflected in the ratio of nonperforming assets to total assets of 0.36% at March 31, 2001, compared to 0.46% at year-end 2000. Nonperforming loans decreased $1.1 million in the first three months of 2001, as nonaccrual loans decreased $950,000 to $3.3 million at March 31, 2001.
         "One of our short-term goals is to maintain asset quality ratios at current levels or better," commented Conlon. "Thanks to our aggressive steps in the first quarter to improve the quality of our loan portfolio, we are confident we have improved Peoples' risk position, which is vital in a time of economic slowdown."
         Net interest income, Peoples' largest revenue source, totaled $10,573,000 on a fully-tax equivalent basis for the first quarter of 2001 compared to $10,358,000 the previous year, and $10,231,000 in the linked quarter. The increased net interest income in 2001 is the result of balance sheet growth during the last twelve months, as well as the Lower Salem Commercial Bank acquisition in first quarter 2001. Through March 31, 2001, net interest margin was 3.98% versus 4.25% a year ago, and 3.91% in the linked quarter. Management anticipates that interest rate reductions in the first quarter of 2001, combined with the Federal Reserve's 50 basis point reduction on April 18, 2001, should result in net interest margin improvement for the remainder of 2001.
         As a result of less favorable loan loss experience and general economic conditions in Peoples' markets and contiguous areas, provision for loan losses increased to $675,000 for the three months ended March 31, 2001, compared to $522,000 in the same period last year, and $600,000 in the linked quarter. At March 31, 2001, the allowance for loan losses totaled $12.0 million, or 1.60% of total loans, up $1.1 million since year-end 2000 when the allowance was 1.48% of total loans. This increase is due largely to the allowance for loan losses of nearly $1.0 million acquired in the Lower Salem Commercial Bank merger in the first quarter of 2001.
         Net chargeoffs totaled $543,000 in the first quarter of 2001 compared to $158,000 in the first quarter of 2000. Commercial and consumer loan net chargeoffs comprised a majority of Peoples net chargeoffs in the first quarter of 2001, totaling $276,000, or 50.8% of total net chargeoffs, and $220,000, or 40.5% of total net chargeoffs, respectively.
         "Our asset quality ratios have rebounded from year-end 2000 indicators," stated Conlon. "Peoples' net chargeoffs of $543,000 in the first quarter of 2001 were lower than fourth quarter 2000's total of $876,000. We think the second quarter of 2001 may have net chargeoffs somewhat similar to our experience in the first three months of 2001, with an improving trend for the final half of the year, dependent on economic conditions. We have aggressively dealt with problem loans and are comfortable with the adequacy of our allowance for loan losses. The recent actions by the Federal Reserve and anticipated move by Congress to reduce taxes should help to stimulate the economy and help to temper future chargeoffs in our industry."
         Peoples has focused on controlling non-interest expense growth in 2001, which increased $398,000 (or 5.3%) to $8.0 million compared to the first quarter of 2000. Non-interest expenses were flat compared to the fourth quarter of 2000. Salaries and benefits, Peoples' largest non-interest expense, totaled $3,585,000 for the first quarter of 2001, up slightly compared to the fourth quarter of 2000's total of $3,516,000, and up nearly $300,000 compared to the first quarter of 2000. Commissions paid to insurance and investment associates, as well as rising benefits expense such as medical insurance costs, contributed to the increase. All of Peoples' other major non-interest expenses were flat compared to recent periods, except slight increases of non-income based taxes.
         A key performance indicator for Peoples is the non-interest income leverage ratio (defined as non-interest income as a percent of operating non-interest expense) as a measurement of efficiency. Securities and asset disposal gains and losses are excluded from the ratio calculations as well as intangible amortization and other non-recurring, non-operational transactions. Through three months in 2001, Peoples' non-interest income leverage ratio was 29.8%, compared to 30.5% a year ago. Peoples' target in 2001 is 34%, although non-interest income projections will remain a challenge due to decreased market values of US equities, upon which most of Peoples' fiduciary revenues are based. Growing top-line revenues without proportional increases in non-interest expense is a focal point of Peoples' long-term strategy.
         "Our emphasis in 2001 is continued growth of non-interest income while at the same time controlling the growth of expenses," stated Conlon. "We believe this focus will help to further reduce our reliance on net interest income, which has been and will continue to be somewhat difficult to manage."
         In the first quarter of 2001, Peoples continued to implement tax reduction strategies. These strategies, which include investments in low-income housing and historic tax credits, reduce Peoples' tax burden and lowering effective tax rate, producing an effective tax rate of 30.5% in 2001 compared to 30.9% in 2000. The tax strategies employed are long-term and will continually reduce Peoples' tax burden in future years.
         Peoples Bancorp Inc. is a diversified financial services company with $1.1 billion in assets. Peoples' lead subsidiary, Peoples Bank, NA, ("Peoples Bank"), offers complete banking products and services through 40 financial service locations and 27 ATMs in Ohio, West Virginia, and Kentucky. Peoples Bank also makes available other financial services through Peoples Investments, which provides customer-tailored solutions for fiduciary needs, investment alternatives, and asset management needs (securities are offered exclusively through Raymond James Financial Services, member NASD/SIPC and an independent broker/dealer located at Peoples Bank). Peoples Insurance also provides life, property and casualty insurance products and services through Peoples Insurance Agency, Inc. Peoples' common shares are traded through the Nasdaq National Market under the symbol PEBO. Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples Bank's Internet banking product, at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
         Peoples will conduct a conference call to discuss the results of operations for the first quarter of 2001 on April 25, 2001, at 3:00 p.m. local time. The conference call is open to the public; however, management asks that questions be limited to investment analysts, interested members of the media and shareholders. To participate in the call, please dial 1-800-525-1451 approximately five minutes before the scheduled start of the conference call. The passcode for the call is 13978 followed by the pound sign. Members of Peoples' executive management will participate in the conference call. Brief opening remarks will be followed by a question and answer period. A transcript of the discussion will be placed on www.peoplesbancorp.com, click on "Investor Relations", then "Conference Call Transcripts".


Safe Harbor Statement:
         Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of technological changes, the effect of economic conditions, the impact of competitive products and pricing, and other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the SEC. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements.


PEOPLES BANCORP INC.  (Nasdaq:  PEBO)
Financial Highlights (Unaudited)



                                                         ------------------------------------
                                                                 Three Months Ended
(in $000's, except share data)                                        March 31,
                                                               2001                 2000
                                                         ------------------------------------
PER SHARE DATA
Operating income per share (a) (b):
   Basic                                                 $         0.41       $         0.43
   Diluted                                               $         0.41       $         0.43
   Cash basis earnings - diluted (c)                     $         0.47       $         0.49
Net income per share (b):
   Basic                                                 $         0.40       $         0.43
   Diluted                                               $         0.39       $         0.43
   Cash basis earnings - diluted (c)                     $         0.45       $         0.49
Dividends declared per share                             $         0.14       $         0.14
Book value per share (b)                                 $        13.68       $        11.07
Tangible book value per share (b) (c)                    $        10.83       $         8.07
Dividend payout as a percentage of net income                    35.71%               32.56%
Actual shares outstanding (net of treasury shares)            6,584,242            6,537,180
Weighted average shares outstanding (b):
   Basic                                                      6,531,986            6,602,504
   Diluted                                                    6,619,399            6,705,526

PERFORMANCE RATIOS
Return on average equity (a)                                     12.15%               15.85%
Cash basis return on average equity (a) (c)                      17.76%               24.93%
Return on average assets (a)                                      0.91%                1.08%
Cash basis return on average assets (a) (c)                       1.07%                1.26%
Efficiency ratio (d)                                             57.81%               55.92%
Non-interest income leverage ratio (e)                            29.8%                30.5%
Net interest margin (fully tax equivalent)                        3.98%                4.25%
Net loan chargeoffs as a percentage of average loans              0.07%                0.02%

NET CHARGEOFFS
Gross chargeoffs                                         $          642      $           266
Recoveries                                               $           99      $           108
                                                         ---------------     ----------------
     Net chargeoffs                                      $          543      $           158
                                                         ---------------     ----------------

(a) Excludes after tax impact of $112,000 related to adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Instruments".
(b)  Adjusted for stock dividends.
(c) Excludes after-tax impact of intangible amortization expense and/or balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(d) Non-interest expense (less intangible amortization and non-direct operational expenses) as a percentage of fully tax equivalent net interest income plus non-interest income. All non-recurring items are removed from the calculation.
(e) Non-interest income (less securities and asset disposal gains) as a percentage of non-interest expense (less intangible amortization and non-direct operational expenses). All non-recurring items are removed from the calculation.



             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                         -----------------------
                                                              Three Months Ended
(in $000's)                                                        March 31,
                                                           2001         2000
                                                         ---------   -----------
Interest income                                          $ 22,120     $  20,112
Interest expense                                           11,809        10,008
                                                         ---------   -----------
     Net interest income                                   10,311        10,104
Provision for loan losses                                     675           522
                                                         ---------   -----------
Net interest income after provision for loan losses         9,636         9,582
Net gain (loss) on securities transactions                      2           (11)
Net gain (loss) on asset disposals                             20            (6)
Net mark-to-market adjustment on interest rate caps          (173)           --
Non-interest income:
    Service charges on deposits                               810           752
    Trust revenues                                            614           698
    Insurance commissions                                     321           156
    Electronic banking revenues                               319           282
    Other non-interest income                                 137           241
                                                         ---------   -----------
        Total non-interest income                           2,201         2,129
Non-interest expense:
    Salaries and benefits                                   3,585         3,293
    Occupancy and equipment                                   945           976
    Trust preferred                                           652           655
    Amortization of intangibles                               566           571
    Data processing and software                              247           245
    Other non-interest expense                              1,956         1,813
                                                         ---------   -----------
        Total non-interest expense                          7,951         7,553
                                                         ---------   -----------
Income before income taxes                                  3,735         4,141
Income taxes                                                1,139         1,279
                                                         ---------   -----------
          Net income                                     $  2,596     $   2,862
                                                         ---------   -----------
Fully tax equivalent net interest income                 $ 10,573     $  10,358




               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                   ----------------------------
                                                        Three Months Ended
(in $000's)                                                  March 31,
                                                        2001           2000
                                                   ----------------------------
CONSOLIDATED AVERAGE BALANCES
Average gross loans                                $   740,399     $   662,899
Average earning assets                               1,062,987         977,489
Average intangibles                                     18,116          19,885
Average total assets                                 1,137,709       1,056,160
Average non-interest bearing deposits                   83,650          80,323
Average interest bearing deposits:
    Savings                                             75,769          88,758
    Interest-bearing demand deposits                   266,570         219,938
    Time deposits                                      345,282         341,377
                                                   ------------    ------------
        Total average interest bearing deposits        687,621         650,073
Average stockholders' equity                       $    85,490     $    72,225
                                                   ------------    ------------



               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION



                                                                     -----------------   -----------------  -----------------
                                                                        March 31,          December 31,        March 31,
                                                                           2001                2000               2000
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO (in $000's, end of period)
Commercial, financial, and agricultural                              $        309,313    $        310,558   $        271,077
Real estate, construction                                                      26,970              20,267             18,419
Real estate, mortgage                                                         293,350             283,323            259,928
Consumer                                                                      123,212             122,817            123,312
                                                                     -----------------   -----------------  -----------------
     Total loans                                                     $        752,845    $        736,965   $        672,736

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.60%               1.48%              1.58%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                                    295.0%              212.6%             515.7%
Nonperforming loans as a percent of total loans (a)                             0.54%               0.70%              0.31%
Nonperforming assets as a percent of total assets (b)                           0.36%               0.46%              0.22%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned (b)                                                       0.55%               0.71%              0.35%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                    $            230    $            344   $            505
   Renegotiated loans                                                $            518    $            518   $            684
   Nonaccrual loans                                                  $          3,330    $          4,280   $            872
   Other real estate owned                                           $             57    $             86   $            261
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          4,135    $          5,228   $          2,322

REGULATORY CAPITAL (in $000's, end of period)
Tier 1 risk-based capital                                                      12.98%              12.83%             12.64%
Total risk-based capital ratio (Tier 1 and Tier 2)                             14.32%              14.21%             14.30%
Leverage ratio                                                                  8.89%               8.69%              8.46%
Tier 1 capital                                                       $         99,645    $         97,056   $         89,118
Total capital (Tier 1 and Tier 2)                                    $        110,004    $        107,428   $        100,839
Total risk-weighted assets                                           $        767,952    $        756,195   $        705,124

SUPPLEMENTAL DATA (in $000's, end of period)
Trust assets under management                                        $        480,328    $        498,563   $        553,655
One year cumulative repricing gap                                    $       (21,433)    $       (26,132)   $       (67,767)
Employees (full-time equivalent)                                                  392                 388                383
Full service offices                                                               36                  32                 32
Supermarket offices                                                                 4                   4                  1
ATMs                                                                               27                  25                 25
Announced treasury share plans: (c)
    Total shares in plan                                                      125,000             165,000            165,000
    Shares purchased (d)                                                          307               8,995             43,260
    Average price (d)                                                $          17.13    $          13.78   $          16.69
                                                                     -----------------   -----------------  -----------------


(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans, and nonaccrual loans.
(b) Nonperforming assets include nonperforming loans, and other real estate owned.
(c) 2001 data reflects 2001 Stock Repurchase Program of 125,000 shares (or 2% of outstanding shares); 2000 data reflects 2000 Stock Repurchase Program of 165,000 shares (or 2.5% of outstanding shares). All share amounts adjusted for stock dividends.
(d) Reflects treasury shares purchased and average price paid for the three month period ended on the date indicated.




                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ----------------
(in $000's)                                                                         March 31,            December 31,
                                                                                      2001                   2000
                                                                                ------------------     ----------------
ASSETS
Cash and cash equivalents                                                       $         44,390       $        28,449
Available-for-sale investment securities, at estimated fair value (amortized cost of $323,447 and $335,111 at March 31, 2001 and
      December 31, 2000, respectively)                                                   324,508               330,521
Loans, net of unearned interest                                                          752,845               736,965
Allowance for loan losses                                                                (12,029)              (10,930)
                                                                                -----------------     -----------------
     Net loans                                                                           740,816               726,035
Bank premises and equipment, net of accumulated depreciation                              15,665                15,565
Goodwill                                                                                  16,778                15,702
Other intangibles                                                                          2,015                 2,146
Other real estate owned                                                                       57                    86
Other assets                                                                              15,840                17,330
                                                                                -----------------     -----------------
          TOTAL ASSETS                                                          $      1,160,069       $     1,135,834
                                                                                -----------------     -----------------

LIABILITIES
Non-interest bearing deposits                                                   $         87,817       $        84,974
Interest bearing deposits                                                                721,173               672,647
                                                                                -----------------     -----------------
     Total deposits                                                                      808,990               757,621
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                     83,472               119,915
Long-term borrowings                                                                     140,876               138,511
Accrued expenses and other liabilities                                                     7,604                 7,572
                                                                                -----------------     -----------------
          TOTAL LIABILITIES                                                            1,040,942             1,023,619

Guaranteed preferred beneficial interests in junior subordinated debentures               29,029                29,021


STOCKHOLDERS' EQUITY
Common stock, no par value (12,000,000 shares authorized, 6,692,865 shares issued at March 31, 2001, and
   6,679,028 shares issued at December 31, 2000)                                          66,607                66,364
Accumulated comprehensive income, net of deferred income taxes                               689                (2,983)
Retained earnings                                                                         25,050                23,381
Treasury stock, at cost (108,623 shares at March 31, 2001,
   and 189,357 shares at December 31, 2000)                                               (2,248)               (3,568)
                                                                                -----------------     -----------------
          TOTAL STOCKHOLDERS' EQUITY                                                      90,098                83,194
                                                                                -----------------     -----------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $      1,160,069       $     1,135,834
                                                                                -----------------     -----------------



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